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                                                                       EXHIBIT A

                            LIMITED POWER OF ATTORNEY


THIS LIMITED POWER OF ATTORNEY given on the 3rd day of April, 1998 by CAPITAL VENTURES INTERNATIONAL (hereinafter called "the Company"), whose Registered Office is situated at Second Floor, One Capital Place, P.O. Box 1787, Grand Cayman, Cayman Islands, B.W.I.

WHEREAS, by agreement dated March 10, 1997, by and Between the Company and Heights Capital Management, the Company expressly authorized Heights Capital Managements to enter into transactions in certain designated areas as defined in the Agreement attached hereto marked "Appendix 1."

NOW THIS DEED WITNESSETH that Ian A.N. Wight (Director) and Woodbourne Associates (Cayman) Limited (Secretary) of the Company, hereby appoint on behalf of the Company the firm of HEIGHTS CAPITAL MANAGEMENT which through its officers, directors and employees is hereby formally granted limited power of attorney for the purpose of entering into transactions on behalf of and for the account of the Company and to take any actions on behalf of the Company as may be necessary to consummate such transactions, including but not limited to instructing the transfer of funds where necessary and executing required documentation.

IN WITNESS WHEREOF, the Company has caused its common seal to be hereunto affixed the day and year above written.

THE COMMON SEAL OF
CAPITAL VENTURES INTERNATIONAL             /s/ Ian A.n. Wight
was hereunto affixed in the presence of:   -----------------------------------
                                               Ian A. N. Wight
                                               (Director)



                                           /s/ Woodbourne Associates
                                           -----------------------------------
                                               Woodbourne Associates
                                               (Cayman) Limited
                                               Secretary